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  Exhibit 99-8(ee): Amendment, effective July 1, 2002 to Letter Agreement dated
     August 8, 1997 between Janus Capital Corporation (the "Adviser"), and
                  ReliaStar Life Insurance Company of New York

                          AMENDMENT TO LETTER AGREEMENT


         This Amendment to the letter agreement ("Agreement") dated August 8, 1997, between Janus Capital Corporation (the "Adviser"), and ReliaStar Life Insurance Company of New York (formerly ReliaStar Bankers Security Life Insurance Company) (the "Company") is effective as of July 1, 2001.

                                    AMENDMENT

         For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend and restate Section 2 of the Agreement as follows:

2. Service Fee. In consideration of the anticipated administrative expense savings resulting to the Trust from the Company's services, the Adviser agrees to pay the Company a fee ("Service Fee"), computed daily and paid monthly in arrears, at an annual rate equal to twenty five (25) basis points (0.XX%) of the average monthly value of the Institutional Shares of the Portfolios held in the Accounts. For purposes of this Paragraph 2, the average monthly value of the Institutional Shares of the Portfolios will be based on the sum of the daily net asset values (as calculated by the Portfolios) for each calendar day in a month divided by the number of calendar days in the month.

         The parties also agree that the Agreement only relates to Institutional Shares of the Portfolios and not to Service Shares or any other class of shares. All other terms of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.


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RELIASTAR LIFE INSURANCE                        JANUS CAPITAL CORPORATION
COMPANY OF NEW YORK
By:                                             By:
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Name:   William Bonneville                      Name:   Bonnie M. Howe
       -----------------------------------             -----------------------------------
Title:  Executive VP & Chief Admin Officer      Title:  Vice President
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